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                                                                     EXHIBIT 4.6


                             AMENDMENT NO. 1 TO THE
                               PACKAGED ICE, INC.
                             2001 STOCK OPTION PLAN

This Amendment No. 1 to the Packaged Ice, Inc., 2001 Stock Option Plan (the "AMENDMENT"), as approved by the Board of Directors of Packaged Ice, Inc., a Texas corporation (the "COMPANY"), is effective as of the 5th day of July, 2001.

      Terms capitalized herein and not defined herein shall have the meanings set forth in the Packaged Ice, Inc., 2001 Stock Option Plan (the "PLAN").

       WHEREAS, the Company adopted the Plan on May 9, 2001, to provide incentive to the directors, officers, employees and consultants of the Company who are primarily responsible for the management and growth of the Company, or otherwise materially contribute to the conduct and direction of its business, operations and affairs, in order to strengthen their desire to remain with the Company and for the Company to retain and attract competent individuals; and

      WHEREAS, pursuant to Section 17 of the Plan, the Board may at any time and from time to time amend the Plan; provided, however, that no such amendment shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the optionee or grantee, nor shall any amendment deprive any optionee or grantee of any shares which he or she may have acquired through or as a result of the Plan; and

      WHEREAS, the Board desires and believes it to be in the best interests of the Company to amend Section 7.2 of the Plan, in order to further describe the specific method of exercise of Options under the Plan and that such amendment does not impair or adversely alter any Options or Awards granted under the Plan, nor deprive any optionee or grantee of any shares he or she may have acquired through or as a result of the Plan; and

      WHEREAS, the Board desires and believes it to be in the best interests of the Company to amend Section 5.1 of the Plan, in order to require that the purchase price per share under all Options granted shall not be less than 100% of the fair market value of a share on the date the option is granted; and

      WHEREAS, the Board desires and believes it to be in the best interests of the Company to amend Section 17 of the Plan to require that an amendment to or cancellation and reissuance of Options which has the purpose or effect of reducing the purchase price below Fair Market Value, must be approved by the Company's shareholders and that such amendment does not impair or adversely alter any Options or Awards granted under the Plan nor deprive any optionee or grantee of any shares he or she may have acquired through or as a result of the Plan.

       NOW, THEREFORE, be it resolved that:

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1.    Section 7.2 of the Plan is hereby amended to read in full as follows:


            "7.2 METHOD OF EXERCISE. The exercise of an Option shall be made only by a written notice delivered in person, by mail or by such other method as may be permitted by the Committee, to the Secretary of the Company at the Company's principal executive office, specifying the number of Shares to be purchased and, to the extent applicable, accompanied by payment therefor and otherwise in accordance with the Agreement pursuant to which the Option was granted. The exercise price for any Shares purchased pursuant to the exercise of an Option shall be paid, as determined by the Committee in its discretion, in either of the following forms (or any combination thereof): (a) cash or (b) the transfer, either actually or by attestation, to the Company of Shares that have been held by the Optionee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the exercise of the Option, such transfer to be upon such terms and conditions as determined by the Committee; PROVIDED, HOWEVER, that the Committee may determine that the exercise price shall be paid only in cash. In addition, Options may be exercised through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Committee. Any Shares transferred to the Company as payment of the exercise price under an Option shall be valued at their Fair Market Value on the day preceding the date of exercise of such Option. If requested by the Committee, the Optionee shall deliver the Agreement evidencing the Option to the Secretary of the Company who shall endorse thereon a notation of such exercise and return such Agreement to the Optionee. No fractional Shares (or cash in lieu thereof) shall be issued upon exercise of an Option and the number of Shares that may be purchased upon exercise shall be rounded to the nearest number of whole Shares."

2.    Section 5.1 of the Plan is hereby amended to read in full as follows:

            "5.1 AUTHORITY OF COMMITTEE. Subject to the provisions of the Plan, the Committee shall have full and final authority to determine those Eligible Individuals who will receive Employee Options, the purchase price or the manner in which the purchase price is to be determined, the maximum duration of Employee Options, vesting, and all other terms and conditions of the Employee Options; provided, however, that the per Share purchase price under an Option shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (110% in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder); and further provided, that an Incentive Stock Option shall not be exercisable after the expiration of ten
            (10) years from the date it is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder). The terms and conditions of a grant to an Eligible Individual shall be set forth in an Agreement."

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3.    Section 17 of the Plan is hereby amended to read in full as follows:


            "17. TERMINATION AND AMENDMENT OF THE PLAN. The Plan shall terminate on the day preceding the tenth anniversary of the date of its adoption by the Board and no Option or Award may be granted thereafter. The Board may sooner terminate the Plan, may at any time and from time to time amend, modify or suspend the Plan, and may amend or modify an outstanding Option or Award; provided, however, that:

            (a) no such amendment, modification, suspension or termination shall impair or adversely alter any Options or Awards theretofore granted under the Plan, except with the consent of the Optionee or Grantee, nor shall any amendment, modification, suspension or termination deprive any Optionee or Grantee of any Shares which he or she may have acquired through or as a result of the Plan;

            (b) no Option granted under the Plan shall be amended or modified or cancelled and reissued for the purpose of reducing the purchase price to a purchase price below the Fair Market Value without the approval of the Company's shareholders pursuant to Article II of the Company's Bylaws; and

            (c) to the extent necessary under applicable law, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law."

4.    As amended hereby, the Plan shall continue in full force and effect.



                           [SIGNATURE PAGE TO FOLLOW]


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         [SIGNATURE PAGE TO THE AMENDMENT TO THE 2001 STOCK OPTION PLAN]



       IN WITNESS WHEREOF, the Plan has been amended effective on the date first written above.

                             PACKAGED ICE, INC.


                               By:  /s/ William P. Brick
                                    ----------------------------------------
                                    William P. Brick, Chief Executive Officer